Dated August 8, 2016

Filed Pursuant to Rule 433

Registration Statement No. 333-194661

Supplementing Preliminary Prospectus Supplement Dated

August 8, 2016 and Prospectus Dated March 18, 2014

CubeSmart, L.P.

Pricing Term Sheet

$300,000,000 of 3.125% Senior Notes due 2026

Issuer:	CubeSmart, L.P.
Guarantor:	CubeSmart
Expected Ratings: (Moody’s / S&P)*:	Baa2 (Stable)/BBB (Stable)
Security Type:	Senior Unsecured Notes
Type of Offering:	SEC Registered
Pricing Date:	August 8, 2016
Settlement Date: (T+5)**:	August 15, 2016
Maturity Date:	September 1, 2026
Interest Payment Dates:	March 1 and September 1 of each year, beginning March 1, 2017
Principal Amount:	$300,000,000
Benchmark:	1.625% due May 15, 2026
Benchmark Price / Yield:	100-12/1.583%
Spread to Benchmark Treasury:	+160 bps
Yield to Maturity:	3.183%
Coupon:	3.125%
Public Offering Price:	99.504%
Optional Redemption:

The Issuer may redeem the notes, in whole or in part, at any time prior to maturity. If the notes are redeemed before June 1, 2026, (the “Par Call Date”) the redemption price will equal the greater of: (i) 100% of the principal amount of the notes to be redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any accrued and unpaid interest to the redemption date), assuming the notes matured on the Par Call Date, discounted to the redemption date on a semi-annual basis at the applicable treasury rate plus 25 basis points, plus accrued and unpaid interest to, but excluding, the redemption date.

If the notes are redeemed on or after the Par Call Date, the redemption price will equal 100% of the principal amount of the notes then outstanding being redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

CUSIP / ISIN:	22966R AD8 / US22966RAD89
Joint Book-Running Managers:	Wells Fargo Securities, LLC, Barclays Capital Inc. and Jefferies LLC
Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, Regions Securities LLC, Stifel, Nicolaus & Company, Incorporated and U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**T+5 Settlement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it by contacting Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attn: WFS Customer Service or by calling toll-free 1-800-645-3751 or by emailing wfscustomerservice@wellsfargo.com, by contacting Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling toll-free 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com or by contacting Jefferies LLC, Investment Grade Debt Capital Markets, 520 Madison Avenue, 3rd Floor, New York, NY 10022 or by calling toll-free 1-877-877-0696 or by emailing DCMProspectuses@jefferies.com.